                                                                     Exhibit 4.2

                                                         STOCK INCENTIVE PROGRAM

                        FORM OF CABLETRON SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE:

     STOCK OPTION ASSUMPTION AGREEMENT issued as of the 31st day of January, 2001 by Cabletron Systems, Inc., a Delaware corporation ("Cabletron").

     WHEREAS, _____________ ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Indus River Networks, Inc., a Delaware corporation ("Indus River"), which were granted to Optionee under Indus River's Stock Incentive Program (the "Plan"), and are evidenced by a Stock Option Agreement [, as amended by an Option Modification Agreement](1) (the "Option Agreement") between Indus River and Optionee.

     WHEREAS, Indus River has been acquired as of January 31, 2001 by Cabletron through merger of a wholly owned Cabletron subsidiary, Acton Acquisition, Co. ("Merger Sub"), with and into Indus River (the "Merger") pursuant to the Agreement and Plan of Merger dated as of August 18, 2000, as amended as of December 3, 2000, by and among Cabletron, Indus River and Merger Sub (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cabletron to assume all obligations of Indus River under all options outstanding under the Plan upon the consummation of the Merger (the "Indus River Options") and to issue to the holder of each outstanding Indus River Option a notice setting forth such holder's rights after consummation of the Merger.

     WHEREAS, pursuant to the provisions of the Merger Agreement, Optionee's Indus River Options now represent options ("Cabletron Options") to purchase shares of Cabletron Common Stock, $.01 par value, ("Cabletron Common Stock") and Cabletron Series C Participating Convertible Preferred Stock, $1.00 par value, ("Cabletron Series C Preferred Stock," and together with the Cabletron Common Stock, the "Cabletron Stock").

     WHEREAS, the number of shares of Cabletron Common Stock which are subject to Optionee's Cabletron Options is equal to the number of shares of Indus River common stock otherwise purchasable pursuant to such options multiplied by the exchange ratio of 0.16590692 (the "Common Exchange Ratio"), rounded down to the nearest whole number, at an exercise price per share equal to the exercise price per share of such Indus River common stock multiplied by 4.62876672, rounded up to the next highest cent, and the number of shares of Cabletron Series C Preferred Stock which are subject to Optionee's Cabletron Options is equal to the number of shares of Indus River common stock otherwise purchasable pursuant to such

--------
(1) Only insert this language if applicable.

options multiplied by the exchange ratio of 0.00207384 (the "Preferred Exchange Ratio"), rounded down to the nearest whole number, at an exercise price per share equal to the exercise price per share of such Indus River common stock multiplied by 111.89655904, rounded up to the next highest cent.

     WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cabletron in connection with the Merger.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of Indus River common stock subject to the Indus River Options held by Optionee under the Plan immediately prior to the Effective Time and the exercise price payable per share are set forth in EXHIBIT A hereto. Cabletron hereby assumes, as of the Effective Time, all the duties and obligations of Indus River under each of the Indus River Options. In connection with such assumption, the number of shares of Cabletron Common Stock and Cabletron Series C Preferred Stock purchasable under each Indus River Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Common Exchange Ratio and the Preferred Exchange Ratio, respectively, at which shares of Indus River common stock purchasable under Optionee's Indus River Options were converted into shares of Cabletron Common Stock and Cabletron Series C Preferred Stock purchasable under Optionee's Cabletron Options upon consummation of the Merger. Accordingly, the number of shares of Cabletron Common Stock and Cabletron Series C Preferred Stock subject to each Indus River Option hereby assumed, and the adjusted exercise price payable per share of Cabletron Stock under the assumed Indus River Option, shall be as indicated for that option in attached EXHIBIT B.

     2. The intent of the foregoing adjustments to each assumed Indus River Option is to assure that the spread between the aggregate fair market value of the shares of Cabletron Common Stock and Cabletron Series C Preferred Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Indus River common stock subject to the Indus River Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Indus River Option immediately prior to the Merger.

     3. The following provisions shall govern each Indus River Option hereby assumed by Cabletron:

     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Cabletron (except with respect to any provisions related to a "Change of Control", as such term is defined in each Option Agreement), all references to "Common Shares" shall mean shares of Cabletron

Common Stock or Cabletron Series C Preferred Stock, as the case may be, and all references to the "Board" shall mean the Incentive Compensation Committee of the Board of Directors of Cabletron.

     - The grant date and the expiration date of each assumed Indus River Option and all other provisions which govern either the exercisability or the termination of the assumed Indus River Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cabletron Stock.

     - Each Cabletron Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement to which such Cabletron Option relates immediately prior to the Effective Time (subject to any applicable acceleration provisions), with the number of shares of Cabletron Common Stock and Cabletron Series C Preferred Stock subject to each such installment adjusted to reflect the Common Exchange Rate and the Preferred Exchange Rate, respectively. The grant date for each assumed Indus River Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

     - For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to Cabletron or any present or future Cabletron subsidiary, including (without limitation) Indus River, provided however, that if the entity for which Optionee renders services as an employee ceases to be a subsidiary of Cabletron, Optionee's status as an employee will be deemed terminated at the time that such entity ceases to be a subsidiary of Cabletron. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Indus River Option upon the Optionee's cessation of employee status with Indus River shall hereafter be applied on the basis of the Optionee's cessation of employee status with Cabletron and its subsidiaries, and each assumed Indus River Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with Cabletron and its subsidiaries.

     - The adjusted exercise price payable for the Cabletron Stock subject to each assumed Indus River Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cabletron Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Indus River common stock prior to the Merger shall be taken into account.

     - If Optionee exercises any assumed Cabletron Option with respect to shares of Cabletron Series C Preferred Stock prior to July 31, 2002, the stock certificates evidencing the Series C Preferred Stock purchased upon such exercise shall be delivered to State Street Bank and Trust Company ("State Street") and held in escrow pursuant to the terms of that certain Escrow Agreement dated as of January 31, 2001 ("Escrow Agreement") by and among Cabletron, State Street, as escrow agent, and Steven J. Ricci, as representative of the stockholders of Indus River, and such shares of Series C Preferred Stock shall be deemed to be Parent Preferred Escrow Shares (as that term is defined in the Escrow Agreement), and subject to the provisions of the Escrow Agreement.

     3. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

     IN WITNESS WHEREOF, Cabletron Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 31st day of January, 2001.

                                               CABLETRON SYSTEMS, INC.


                                               By:______________________________

                                    EXHIBIT A

 Optionee's Outstanding Options to Purchase Shares of Indus River Networks, Inc.
                            Common Stock (Pre-Merger)

                                    EXHIBIT B

  Optionee's Outstanding Options to Purchase Shares of Cabletron Systems, Inc.
             Common Stock and Series C Preferred Stock (Post-Merger)